Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dorman Products, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-52946 and 33-56492) on Form S-8 of Dorman Products, Inc. and subsidiaries (the “Company”) of our reports dated March 4, 2008, with respect to the consolidated balance sheets of Dorman Products, Inc. as of December 29, 2007 and December 30, 2006, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 29, 2007, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 29, 2007, which reports appear in the December 29, 2007 annual report on Form 10-K of Dorman Products, Inc.

As discussed in Notes 11 and 8, effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, applying the modified prospective method and effective December 31, 2006, the Company adopted the provisions of Financial Accounting Standards Board Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes.

KPMG LLP
Philadelphia, Pennsylvania
March 4, 2008